Exhibit D-1



                                                                October 25, 1999



Mrs. Geneva S. Thigpen
Chief Clerk
North Carolina Utilities Commission
Post Office Box 29510
Raleigh, North Carolina 27626-0510

Re:  NCUC Docket No. G-44, Sub 0

Dear Mrs. Thigpen:

Enclosed are the original and thirty (30) copies of the Joint Application of the Albemarle Pamlico Economic Development Corporation and Carolina Power & Light Company for: a certificate of public convenience and necessity to be a local distribution natural gas public utility in North Carolina to provide natural gas services to the fourteen counties in eastern North Carolina that are without natural gas; the exclusive franchises to serve these counties; and natural gas bond funds to pay for the uneconomic portion of this project. The filing fee of $250.00 is also enclosed.

                                         Sincerely,



                                         Len S. Anthony
                                         Deputy General Counsel

LSA/dcp
Enclosures

c:  Gisele Rankin, Esq.
    Len Greene, Esq.


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                             STATE OF NORTH CAROLINA
                              UTILITIES COMMISSION
                                     RALEIGH

                             DOCKET NO. G-44, SUB 0

                 BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

            In the Matter of
The Joint Application by the Albemarle         ) JOINT APPLICATION OF THE
Pamlico Economic Development Corporation       ) ALBEMARLE PAMLICO ECONOMIC
and Carolina Power & Light Company for:        ) DEVELOPMENT CORPORATION
the Exclusive Franchises to Provide            ) AND CAROLINA POWER & LIGHT
Natural Gas Service to the Fourteen            ) COMPANY FOR: A CERTIFICATE
Unserved Counties in Eastern North             ) OF PUBLIC CONVENIENCE AND
Carolina; a Certificate of Public              ) NECESSITY TO OPERATE AS A
Convenience and Necessity to Operate as a      ) LOCAL DISTRIBUTION NATURAL
Local Distribution Natural Gas Company in      ) GAS PUBLIC UTILITY IN NORTH
these Counties; and Natural Gas Bond           ) CAROLINA IN THE FOURTEEN
Funds to Pay for the Uneconomic Portion        ) COUNTIES IN EASTERN NORTH
of the Project                                 ) CAROLINA THAT ARE WITHOUT
                                               ) NATURAL GAS SERVICE; FOR
                                               ) THE EXCLUSIVE FRANCHISES TO
                                               ) SERVE THESE COUNTIES; AND
                                               ) NATURAL GAS BOND FUNDS TO
                                               ) PAY FOR THE UNECONOMIC
                                               ) PORTION OF THE PROJECT

          Pursuant to N.C.G.S. ss.ss. 62-36A, 62-110 and 62-159 and North Carolina Utilities Commission ("the Commission") Rules R1-3 and R1-5 and R6-90 through R6-94, the Albemarle Pamlico Economic Development Corporation ("APEC") and Carolina Power & Light Company ("CP&L") jointly apply to the Commission for: a certificate of public convenience and necessity to own and/or operate natural gas facilities in North Carolina as a public utility in the counties of Currituck, Camden, Pasquotank, Perquimans, Chowan, Gates, Washington, Hyde, Tyrrell, Dare, Pamlico, Jones, Carteret, and Pender; the exclusive franchises to provide natural gas to these


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counties; and sufficient natural gas bond funds to pay for the uneconomic portion of the project. In support of this application, APEC and CP&L show the following:

          1. APEC is a North Carolina non-member, non-profit, tax-exempt corporation created to encourage infrastructure and economic development in eastern North Carolina including the provision of natural gas services to the fourteen counties in eastern North Carolina, described above, that do not have natural gas service. Its principal office is located at the North Carolina Northeast Regional Economic Development Commission, 110 West Water Street in the City of Edenton, Chowan County, North Carolina. APEC has been formed as a tax-exempt corporation under Section 501(c)(3) of the Internal Revenue Code of 1986 subject to confirmation by the Internal Revenue Service. APEC's Board of Directors consists of a resident of each of the counties described above, a CP&L representative, and two, four or six at-large seats.

          2. Carolina Power & Light Company ("CP&L") is an electric utility organized, existing and operating under the laws of the State of North Carolina for the purposes of generating, transmitting and distributing electric power in its service territory in North and South Carolina. Its principal office is located at 411 Fayetteville Street Mall, Post Office Box 1551, Raleigh, North Carolina 27602.

          3. The attorneys for APEC and CP&L, to whom all communications and pleadings should be addressed, are:

                               Thomas P. Nash, IV
                               Trimpi & Nash
                               200 N. Water Street
                               Elizabeth City, North Carolina 27909
                               Telephone:  (252) 338-0104


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                               Len S. Anthony
                               Deputy General Counsel
                               Bentina D. Chisolm
                               Associate General Counsel
                               Carolina Power & Light Company
                               Post Office Box 1551/CPB 13A2
                               Raleigh, North Carolina  27602-1551
                               Telephone: (919) 546-6367

          4. The initial incorporators of APEC are as follows: John Hughes, Resident Manager of North Carolina Power Corporation; Jerry Causey, retired, Past President of Virginia Natural Gas Corporation; Charles Ward of Perquimans County; Paul O'Neal of Currituck County; Robert Caldwell, Vice President, Gas Supply and Transportation Department of Carolina Power & Light Company; Larry Lamb of Camden County; Fred Yates, Mayor of Winfall; Don Cherry of Elizabeth City; Cliff Copeland of Chowan County; Roland Vaughn of Edenton; Carlton Davenport of Hertford; R.V. Owens of Dare County; Jerry Gaskill of Carteret County; Charles Alexander of Pamlico County; Philip Godwin of Gates County; Cleveland Simpson of Pender County; Arthur Keeney, III of Hyde County; Fred Suitor of Tyrrell County; Tim Spear of Washington County; William Griffin of Jones County; and Jimmie Dixon, Chairman of the Pasquotank Board of County Commissioners. Its Articles of Incorporation and By-Laws are attached as
Exhibit 1.

          5. APEC and CP&L have entered into an agreement to jointly provide natural gas service to the counties described earlier. Both APEC and CP&L bring unique talents and skills to this project which make this arrangement the most appropriate to serve this area. APEC which is led by residents of the 14 counties and is primarily concerned with economic development will provide insights and guidance into the proper location of new gas facilities, local needs and markets, and probable areas of economic growth. Since APEC is primarily an economic development organization, CP&L will perform the construction work and all day-to-day operations of the


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extensive transmission and distribution system. CP&L will commit in its contract with APEC to provide these services at a cost that allows CP&L and APEC to provide natural gas to this area at reasonable rates that will be competitive with the rates of the other local distribution natural gas companies in the State, exclusive of expenses beyond CP&L's control, such as gas commodity costs, municipal franchise fees, and similar items. Together APEC and CP&L can provide the best system possible to serve this area.

          6. CP&L and APEC are jointly seeking the exclusive franchises to serve this area and are jointly applying for a certificate of public convenience and necessity to operate as a local distribution natural gas company in these counties. CP&L and APEC are also jointly seeking gas bond funds to pay for the uneconomic portion of the project as explained below.

          7. The size, location and capability of the transmission and distribution facilities to be installed are set forth in the Exhibits to this application. APEC and CP&L will provide natural gas services pursuant to rates, terms and conditions of service in accordance with North Carolina law and the Commission's Rules.

          8. The requested certificate will serve the public convenience and necessity for the following reasons:

               (a)  The 14 counties in question are not served by natural gas.

               (b) It is the stated goal of the Governor of North Carolina and the Legislature of North Carolina that natural gas service be extended into all unserved areas of the State.

               (c) The county, municipal and business leaders of the area desire natural gas service and see the addition of natural gas in their area as vital to the economic growth of the area.


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               (d)  Natural gas facilities will be extended in such a manner as to maximize the economic development of this region within acceptable environment standards.

          9. Pursuant to Commission Rule R1-16 and G.S. ss. 62-161, APEC and CP&L will obtain Commission approval prior to the issuance of any securities. To the extent any additional information may be required by Commission Rule R1-17, APEC and CP&L will comply with that Rule.

          10. To the extent any of the new pipeline facilities pass through any other natural gas local distribution company's certified service areas, APEC and CP&L will comply with the requirements of Commission Rule R6-62.

          11. Turning to CP&L's and APEC's request for natural gas bond funds, in 1998, the North Carolina General Assembly passed Session Law 1998-132 which provides for the issuance of $200 million of general obligation bonds of the State for the purpose of providing grants, loans, or other financing for the cost of constructing natural gas facilities into unserved areas of the state. The issuance of the bonds was duly submitted to the qualified voters of the State and a majority of the voters voting in the referendum approved their issuance.

          12. Included in Session Law 1998-132 is a new statute, G.S. ss.62-159. This statute authorizes the Commission to grant to a person awarded a new franchise for the construction of natural gas facilities, natural gas bond revenues in order to construct natural gas facilities that it would otherwise not be economically feasible for the person to construct. In evaluating an applicant's request for natural gas bond revenues, subsection (b) of this statute instructs the Commission to consider: the scope of the proposed project; the number of unserved counties and the number of anticipated customers that would be served; the total cost of the project; the extent to


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which the project is considered feasible; and other relevant factors affecting the public interest. In determining the economic feasibility of the project, the Commission is instructed to employ the net present value method of analysis on a project specific basis. Only those projects with a negative net present value component are eligible for the natural gas bond revenues.

          13. As explained earlier, CP&L and APEC have agreed to construct the necessary natural gas transmission and distribution facilities to provide natural gas service to the 14 counties in eastern North Carolina that do not have natural gas. CP&L will provide the initial financing for the construction of the entire project. The project will be the entire natural gas system constructed to extend natural gas service to all of these unserved counties. This project is extremely uneconomic and APEC and CP&L must have natural gas bond monies to pay for the construction of the uneconomic portion of the system.

          14. The information required to be filed with the Commission pursuant to Rule R6-90(b) is attached to this Application and marked Exhibit No. 2. This Exhibit demonstrates that the project has a total cost of $197.5 million in year of construction dollars, a negative net present value in the amount of $186 million in year of construction dollars. These cost projections assume that neither CP&L nor APEC will have to pay any income taxes as a result of receiving gas bond funds. CP&L has asked the Internal Revenue Service for a private letter ruling confirming that the bond funds will not be taxable. If the IRS fails to make such a ruling, the cost of the project increases by $32.9M. CP&L and APEC asks the Commission to approve this project and include in its order language to the effect that if bonds funds are taxable to the recipient, additional available bond funds will be paid to the recipient as reimbursement for payment of such taxes.

          15. The project is estimated to be completed on or before June 2003. CP&L and APEC will begin construction in the northeast portion of the State in the counties of Currituck, Camden,


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Pasquotank, Perquimans, Chowan and Gates. As shown in Exhibit No. 2, the cost associated with this first stage of construction is estimated to be $45.9 million. The Applicants request the entire amount of the project including phase one costs but it is the understanding of the Applicants that only $25 million of the bonds funds are available for the 1999/2000 fiscal year. As State budgeting capability permits, APEC and CP&L will extend natural gas services to the remaining counties as additional natural gas bond revenues become available. The marketing information prepared by CP&L and APEC which is included in Exhibit
No. 2 is considered confidential. Therefore, CP&L and APEC ask the Commission to treat this information as confidential and protect the information from public disclosure pursuant to G.S. ss.132-1.2.

          16. It is APEC's and CP&L's intention to construct the project as rapidly as natural gas bond funds' availability permits.

          17. It is APEC's and CP&L's further intention, once these bond funds are expended, to expand, wherever economically feasible, its system to accommodate growth and/or to encourage economic development in these areas.

          18. As demonstrated by Exhibit No. 2, the project proposed by APEC and CP&L will extend natural gas service to all of the unserved counties in eastern North Carolina that wish to have such service, and maximize the number of customers to be served. Since APEC is governed by residents of the counties to which service is being extended, it will fairly take into account the needs of these counties. The proposed project has been designed based upon extensive market research and the expertise and experience of four consultants: Steven M. Malkiewicz, CPA; Howard G. Murphy, Jr., P.E.; E. Scott Heath, P.E / Heath and Associates and James R. Grinstead of Energy Experts International (their biographical sketches are attached as Exhibit No. 3).


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          19.  Due to the unique nature of this project, APEC and CP&L seek a waiver of Commission Rule R6-92(b) which provides that the maximum amount of each reimbursement from natural gas bond funds cannot exceed 75% of the expenditures during the period covered by the request. APEC and CP&L having to finance this 25% drives up the cost of the project by $5.7 million and redirects the bond fund monies to interest payments rather than to pipe and other equipment and labor that directly benefit the project. If Commission Rule R6-92(b) is not waived, the Applicants request the additional $5.7 million necessary to cover the additional cost incurred because of the delayed reimbursement. Waiver of the Rule would be preferable because this provision of the Rule is counterproductive and costly.

          WHEREFORE, APEC and CP&L apply to the Commission for a certificate of public convenience and necessity to operate as a natural gas local distribution public utility in the State of North Carolina within the fourteen counties described above; the exclusive franchises to provide natural gas services to these counties; and $25 million in natural gas bond funds for State fiscal year 1999/2000. CP&L and APEC also ask the Commission to approve this project as a whole, to place CP&L's and APEC's requests each year for additional bond monies ahead all other requests, and for additional bonds monies adequate to reimburse CP&L and APEC for any income taxes paid on the receipt of gas bond monies. In addition, CP&L and APEC request a waiver of Commission Rule R6-92(b) or in the alternative an additional $5.7 million to cover the costs incurred by the 75%-25% reimbursement schedule.


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Respectfully submitted this the 25th day of October, 1999.

                  ALBERMARLE PAMLICO ECONOMIC DEVELOPMENT

                  By:_______________________________
                  Thomas P. Nash, IV
                  Trimpi & Nash
                  200 N. Water Street
                  Elizabeth City, North Carolina 27909
                  Telephone: (252) 338-0104


                  CAROLINA POWER & LIGHT COMPANY

                  By:_______________________________
                  Len S. Anthony
                  Deputy General Counsel
                  Bentina D. Chisolm
                  Associate General Counsel
                  Post Office Box 1551
                  Raleigh, North Carolina 27602-1551
                  Telephone:  (919) 546-6367


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